                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, for Use of the
                                                  Commission Only (as Permitted
                                                  by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             BancFirst Corporation
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             BancFirst Corporation
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                             BancFirst Corporation
                              101 North Broadway
                         Oklahoma City, Oklahoma 73102


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 25, 2000


To the Stockholders of BancFirst Corporation:


NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BancFirst Corporation (the "Company") will be held at the BancFirst Corporation headquarters, Second Floor, 101 N. Broadway (the corner of Main Street and Broadway), Oklahoma City, Oklahoma, on May 25, 2000 at 9:00 a.m. for the following purposes:

1. To elect six directors to serve until the next Annual Meeting and until their successors are elected and have qualified; and

2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

   The Board of Directors of the Company has fixed the close of business on April 17, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the Annual Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any stockholder present at the Annual Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Annual Meeting.

                                    By Order of the Board of Directors



Oklahoma City, Oklahoma             Sam D. Ott, Vice President and Secretary
April 27, 2000

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                             BancFirst Corporation
                              101 North Broadway
                         Oklahoma City, Oklahoma 73102



                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 25, 2000


   This Proxy Statement is being furnished to the stockholders of BancFirst Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of such corporation for use at its Annual Meeting of Stockholders to be held May 25, 2000, and any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting dated April 27, 2000. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of the Company on or about April 27, 2000. THE SOLICITATION OF THE ACCOMPANYING PROXY IS MADE BY AND ON BEHALF OF THE BOARD OF DIRECTORS.

   The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation, printing and mailing of this Proxy Statement and all proxy soliciting material which now accompany or may hereafter supplement it. The solicitation will be made by mail; however, proxies also may be solicited by personal interview, telephone and telegram by directors, officers or employees of the Company. The Company will also supply brokers or persons holding stock in their names or in the names of their nominees with the number of proxies, proxy material and annual reports as they may require for mailing to beneficial owners, and will reimburse them for their reasonable expenses in connection therewith.

   The date of this Proxy Statement is April 27, 2000.

                      VOTING AND REVOCABILITY OF PROXIES

   The close of business on April 17, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. On the record date, there were outstanding and entitled to vote 8,098,195 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors.

   Under the provisions of the Oklahoma General Corporation Act and the Company's Bylaws, a majority of the shares of outstanding Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Except as may be specifically required by the Oklahoma General Corporation Act, the Company's Certificate of Incorporation or its Bylaws, and other than the election of directors, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter (a "Majority Vote") shall be the act of the stockholders. For purposes of determining whether a proposal has received a Majority Vote, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a negative vote. For purposes of determining whether a proposal has received a Majority Vote, in instances where brokers are prohibited from exercising discretionary authority for beneficial holders of Common Stock who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

   Common shares represented by properly executed proxies, unless previously revoked, will be voted at the Annual Meeting of Stockholders in accordance with the instructions thereon. If no direction is indicated, such shares will be voted for approval of the matters submitted, and, in connection with any other business that properly may come before such special meeting, such shares shall be voted according to the discretion of the persons named as proxies.

   Any holder of the Common Stock of the Company who executes a proxy has the continuing right to revoke the proxy at any time before it has been voted. Such right may be exercised (i) by delivering written notice of revocation, bearing a later date than the proxy card, to the corporate secretary of the Company; (ii) by delivering to such corporate secretary a duly executed proxy bearing a later date; or (iii) by attending the Annual Meeting and voting in person. Any holder of the Common Stock of the Company may appear and vote at the Annual Meeting, irrespective of whether he has previously given a proxy.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

   Unless otherwise indicated, the following table sets forth information as of April 17, 2000 with respect to any person who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock which is the Company's only class of voting securities.

                                                                           Amount of
                   Name and Address of                                     Beneficial                Percent
                    Beneficial Owner                                       Ownership                 of Class
                    ----------------                                       --------                  --------
   David E. Rainbolt
   P.O. Box 26788
   Oklahoma City, OK 73126                                               3,159,853/(1)/                39.02%

   BancFirst Corporation Employee Stock
   Ownership and Thrift Plan (the "ESOP")
   P.O. Box 26883
   Oklahoma City, OK 73126-0883                                            581,159/(2)/                 7.18%

   Investors Trust Company
   P. O. Box 400
   Duncan, OK 73534                                                        643,343/(3)/                 7.94%

______________________________

(1) Shares shown as beneficially owned by David E. Rainbolt include 3,117,820 shares held by R. Banking Limited Partnership, a family partnership of which Mr. Rainbolt is the general partner, and 10,736 shares held by the ESOP and allocated to the account of Mr. Rainbolt.
(2) All of the shares owned by the ESOP are allocated to the accounts of participants, who direct the ESOP trustee as to the voting of such shares.
(3) Investors Trust Company, an Oklahoma-chartered trust company, acts as trustee or co-trustee of various trusts which, in the aggregate, own 643,343 shares. T. H. McCasland, Jr. and John C. Hugon, directors of the Company, are stockholders of Investors Trust Company and serve on its Board of Directors. Any voting or disposition of the Company's Common Stock by Investors Trust Company is determined by its board of directors. No attribution of beneficial ownership of shares included as beneficially owned by Investors Trust Company has been made separately to its board members or owners, all of whom disclaim beneficial ownership of shares in such capacities.

   Because of his position with the Company and his equity ownership therein, Mr. Rainbolt may be deemed to be a "parent" of the Company for purposes of the Securities Act of 1933 (the "Act").

Management

   As of April 17, 2000, the directors and executive officers of the Company as a group (26 persons, including David E. Rainbolt and certain executive officers of the Company's wholly-owned subsidiary, BancFirst ("BancFirst" or the "Bank")), beneficially owned 4,071,277 shares of the Company's Common Stock (approximately 50.27%), excluding 60,926 shares represented by presently exercisable options. It is the intent of the directors and executive officers to vote these shares for the nominees to the Board of Directors, as set forth elsewhere in this Proxy Statement.

   The following table sets forth the number of shares of Common Stock owned by
(i) each director of the Company, (ii) each nominee for director, (iii) the five executive officers listed in the Summary Compensation Table (each of whom is also a director) and (iv) all directors and executive officers of the Company as a group, together with the percentage of outstanding Common Stock owned by each.

                                                                                                Percent
                                                                    Amount of                     of
                                                              Beneficial Ownership               Class
                                                              --------------------               -----
   Marion C. Bauman                                                       ---                       ---

   C. L. Craig, Jr.......................................               236,007/(1)/                2.91%

   Jim Daniel............................................                   454/(2)/                  *

   K. Gordon Greer.......................................                31,932/(3)/                0.39%

   Robert A. Gregory.....................................                19,713/(4)/                0.24%

   John C. Hugon.........................................                46,317                     0.57%

   J. R. Hutchens, Jr....................................                60,000/(5)/                0.74%

   William O. Johnstone..................................                 2,000                     0.02%

   J. Ralph McCalmont....................................               135,643/(6)/                1.67%

   T. H. McCasland, Jr...................................               199,355                     2.46%

   Melvin Moran..........................................                90,244/(7)/                1.11%

   Paul B. Odom, Jr......................................                 ---                       ---

   David E. Rainbolt.....................................             3,159,853/(8)/               39.02%

   H. E. Rainbolt........................................                27,101/(9)/                0.33%

   Joe T. Shockley, Jr...................................                 7,596/(10)/               0.09%

   All directors and executive officers as a group                    4,132,203                    50.65%
   (26 persons)..........................................

________________________

   *      Less than .01%.
   (1) Of such shares, 1,683 shares are owned directly by Mr. Craig and 234,324 shares are deemed to be beneficially owned by Mr. Craig as a co-trustee of The Cleo L. Craig Trust (38,465 Shares) and The Cleo L. Craig Grandchildren's Trust (195,859 Shares).
   (2)    Includes 154 shares held by the ESOP.

   (3) Includes 512 shares held by the ESOP and 30,000 shares subject to exercisable options.
   (4) Includes 4,572 shares held by the ESOP and 15,000 shares subject to exercisable options.
   (5)    Shares are held jointly with Mr. Hutchens' wife.
   (6)    Includes 17,925 shares held by the ESOP.
   (7)    Includes 45,000 shares held directly by Mr. Moran's wife.
   (8) Shares shown as beneficially owned by David E. Rainbolt include 3,117,820 shares held by R. Banking Limited Partnership, a family partnership of which Mr. Rainbolt is the general partner, and 10,736 shares held by the ESOP.
   (9)    Shares are held by the ESOP.
   (10)   Includes 646 shares held by the ESOP.

                             ELECTION OF DIRECTORS

     Pursuant to provisions of the Company's Certificate of Incorporation and Bylaws, the number of directors shall not be less than three nor more than 25; currently, the Board of Directors consists of 15 directors. The Company's Certificate of Incorporation and Bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The Board of Directors has nominated Jim Daniel, Robert A. Gregory, J. R. Hutchens, Jr., T. H. McCasland, Jr., Paul B. Odom, Jr., and H. E. Rainbolt, for election as Class II directors, with terms expiring at the Annual Meeting of Stockholders to be held in 2003, or until their successors are elected and qualified. All of the nominees with the exception of Mr. McCasland are incumbents whose current terms commenced upon their election by the stockholders of the Company on June 15, 1998. Mr. McCasland was elected to the Board of Directors in October 1998 as a result of the merger of AmQuest Financial Corp. (of which he was then a director) with and into the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named. Other directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 2001 or 2002 annual meeting, as the case may be.

     The Board of Directors recommends a vote "FOR" the nominees for election to the Board of Directors for the terms so specified.

     Subject to a quorum, the affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of directors. Abstentions and broker non-votes have no effect on determination of plurality except to the extent that they affect the total votes received by any particular candidate.

     It is the intention of the persons named in the enclosed form of proxy to vote such proxy for the election of the nominees. The Board of Directors expects that the nominees will be available for election but, in the event that any nominees are not so available, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, in the event no such designation is made by the Board, proxies will be voted for a lesser number of nominees.

   The information below and the section entitled "Security Ownership of Certain Beneficial Owners and Management" provide certain information about each nominee based on data submitted by such persons, including the principal occupation of such person for at least the last five years and any public company directorships held by such person:

                                                                                                       Year First
                                                                                                        Elected
        Name (Age)               Business Experience During Past 5 Years and Other Information          Director
        ----------               -------------------------------------------------------------          --------

Nominees to Serve for a Three-Year Term Expiring in 2003
Jim Daniel, 60               Mr. Daniel has been in the banking industry since 1964, having served        1998
                             in various executive offices at Friendly Bank, Oklahoma City,
                             Oklahoma from 1964 to 1972, and as its President and Chief Executive
                             Officer from 1972 to 1994.  From 1994 to 1997, he was President,
                             Chief Executive Officer and Chairman of the Board of Directors of
                             Bank One Oklahoma Corporation.  Mr. Daniel has been Vice Chairman of the Bank's Board of Directors since November 1997.  Mr. Daniel is
                             Chairman of Integris Health, Inc., a not-for-profit corporation which owns and operates 15 hospitals and numerous other healthcare facilities in Oklahoma.

Robert A. Gregory, 64        Mr. Gregory has been a director and Vice Chairman of the Company, and        1995
                             Chief Credit Officer of the Bank, since July 1995.  He was a Regional
                             Executive of the Bank and also President of BancFirst Oklahoma City from 1989 to June 1995.  He was Executive Vice President of Liberty
                             National Bank & Trust Company of Oklahoma City from 1979 to March
                             1989.

J. R. Hutchens, Jr., 72      Mr. Hutchens has been a director of the Company since August 1984.           1984
                             From 1948 to 1995, he was President of Hutchens Oil Company, a
                             privately-owned oil and gas company.  Since 1995, Mr. Hutchens has owned and operated Watts Oil Co., a wholesale oil distributor.

T. H. McCasland, Jr., 66     Since 1982, Mr. McCasland has served in various executive offices of         1998
                             Mack Energy Co., a privately-held oil and gas exploration company; he currently serves such company as Chief Executive Officer.  For at least the last five years and until October 1998, Mr. McCasland was a director of AmQuest Financial Corp., at which time AmQuest was merged with and into the Company.  Mr. McCasland presently serves as
                             President and Chairman of the Board of Investors Trust Company.

Paul B. Odom, Jr., 71        Since 1950, Mr. Odom has been involved in commercial and residential         1998
                             land development and property management through P. B. Odom
                             Enterprises, Inc.  He has served on the Board of Directors of
                             Stockyards Bank, Friendly Bank and Central Bank, all located in
                             Oklahoma City, Oklahoma, as well as Bank One of Oklahoma City and its holding company, Bank One Oklahoma Corporation.

                                                                                                       Year First
                                                                                                        Elected
        Name (Age)               Business Experience During Past 5 Years and Other Information          Director
        ----------               -------------------------------------------------------------          --------
H. E. Rainbolt, 71           Mr. Rainbolt has been Chairman of the Board of Directors of the              1984
                             Company since July 1984 and was its President and Chief Executive
                             Officer from July 1984 to December 1991.  Since January 1996, Mr.
                             Rainbolt has served as a director of Sonic Corp., a publicly-held franchiser of fast-food restaurants.  H. E. Rainbolt is the father of
                             David E. Rainbolt.  Since 1997, Mr. Rainbolt has been a partner of
                             Intersouth Partners IV, a privately-owned venture capital fund.

Continuing Directors-Terms Expiring in 2002

C. L. Craig, Jr., 55         Mr. Craig served as Chairman of the Board of Directors of Lawton             1998
                             Security Bancshares, Inc. from 1983 until May 1998, when Lawton
                             Security Bancshares, Inc. was merged with and into the Company, and has been a director of the Company since June 1998.

John C. Hugon, 45            Mr. Hugon has been in the banking industry since 1979.  From 1986 to         1998
                             1998, he was a director of AmQuest Financial Corp., a multi-bank holding company headquartered in Duncan, Oklahoma; he served as
                             President of AmQuest from 1986 to 1991.  Since 1991, Mr. Hugon has also served as President and a director of Parkview Management Co.,
                             L.L.C., a privately-owned real estate management and investment company and, since 1985, he has served as a director of Investors
                             Trust Company, an Oklahoma-chartered trust company.

J. Ralph McCalmont, 64       Mr. McCalmont has been a director and Vice Chairman of the Company           1984
                             since July 1984.  He was Chairman of The First National Bank,
                             Guthrie, Oklahoma from February 1974 to April 1989.

Joe T. Shockley, Jr., 48     Mr. Shockley has been a director of the Company since May 1996 and           1996
                             has been a director of the Bank and Executive Vice President and
                             Chief Financial Officer of the Company since March 1996.  From 1991 until 1996, Mr. Shockley served as Chief Financial Officer and
                             President, Tulsa Region, of Boatmen's First National Bank of Oklahoma.

Continuing Directors-Terms Expiring in 2001

Marion C. Bauman, 57         Mr. Bauman has engaged in the practice of law since 1977 and since           1998
                             1998 has been a partner of Craig & Bauman, a law firm located in
                             Norman, Oklahoma which specializes in banking and tax matters.  From time to time Mr. Bauman and/or the law firms with which he has been affiliated have performed legal services for the Company.

                                                                                                       Year First
                                                                                                        Elected
        Name (Age)               Business Experience During Past 5 Years and Other Information          Director
        ----------               -------------------------------------------------------------          --------
K. Gordon Greer, 63          Mr. Greer has been a director and Vice Chairman of the Company since         1997
                             May 1997, and a director and Vice Chairman of the Bank since December
                             1996.  He was Chairman and Chief Executive Officer of Bank IV, N.A.
                             of Wichita, Kansas from 1989 to 1996.  He was also Chairman of First
                             National Bank of Tulsa, Oklahoma from 1984 to 1989, and President of
                             Liberty National Bank & Trust Company of Oklahoma City from 1976 to
                             1984.  Mr. Greer currently is Chairman of the Executive Committee of the Board of Directors.

William O. Johnstone, 52     Mr. Johnstone has been a director and Vice Chairman of the Company           1996
                             since May 1996 and has been a director and Vice Chairman of the Bank since March 1996.  From 1985 until March 1996, Mr. Johnstone served as President and Chairman of the Board of Directors of City
                             Bankshares, Inc. and its subsidiary, City Bank, Oklahoma City,
                             Oklahoma.  Since 1996, he has served as Chairman and Chief Executive
                             Officer of C-Teq, Inc., a privately-held corporation which provides data processing services to financial institutions.

Melvin Moran, 69             Mr. Moran has been a director of the Company since August 1984.  He          1984
                             has been involved in the oil and gas industry for over 40 years and, since 1982, has been managing partner of Moran-K Oil.  Since 1980 he has also been a managing partner of Moran Oil Enterprises.  Both
                             Moran-K Oil and Moran Oil Enterprises are privately-held oil and gas production companies.

David E. Rainbolt, 44        Mr. Rainbolt has been a director of the Company since July 1984.  He         1984
                             has been President and Chief Executive Officer of the Company since
                             January 1992 and was Executive Vice President and Chief Financial
                             Officer of the Company from July 1984 to December 1991.  Since
                             January 1997, Mr. Rainbolt has served as a director of ZymeTx Corp., a publicly-held biotechnology company.

Executive Officers

   The executive officers of the Company (including certain executive officers of the Bank), other than those listed above as nominees for directors, are listed in the table below. Each officer serves a term of office of one year or until the election and qualification of his successor.

                                              Officer
       Name                            Age     Since                            Position
       ----                            ---     -----                            --------

Dennis L. Brand                        52     1992     Executive Vice President, Community Banking, and Member of
                                                       the Executive Committee

E. Wayne Cardwell                      59     1984     Regional Executive, BancFirst

Scott Copeland                         35     1992     Senior Vice President and Chief Information Officer,
                                                       BancFirst

Roy C. Ferguson                        53     1992     Regional Executive, BancFirst, and Member of the Senior
                                                       Credit Committee

                                              Officer
       Name                            Age     Since                            Position
       ----                            ---     -----                            --------
Randy P. Foraker                       44     1987     Senior Vice President and Controller, Treasurer and
                                                       Assistant Secretary

D. B. Green                            54     1995     Regional Executive, BancFirst

D. Jay Hannah                          44     1994     Executive Vice President of Financial Services, BancFirst,
                                                       and Member of the Administrative Committee

Karen James                            44     1984     Regional Executive, BancFirst

Dennis Murphy                          46     1989     Senior Vice President, Internal Audit, and Member of the
                                                       Administrative Committee

Robert M. Neville                      44     1986     Senior Vice President, Investments

Dale E. Petersen                       49     1984     Executive Vice President of Asset Quality, BancFirst, and
                                                       Member of the Administrative Committee

J. Michael Rogers                      56     1986     Senior Vice President, Human Resources

Board of Directors and Committees

   The Board of Directors met 11 times during 1999. No director attended fewer than 75% of all meetings of the Board of Directors and committees on which they served.

   The Board of Directors has standing an Audit Committee, an Executive Committee and a Compensation Committee. The Bank's Board of Directors has standing an Administrative Committee, which also reports to the Board of Directors of the Company.

   The Audit Committee of the Company also serves as the Audit Committee of the Bank. The Audit Committee is responsible for conducting an annual examination of the Company and for ensuring that adequate internal controls and procedures are maintained. An independent auditor is engaged to conduct the annual examination and the Audit Committee meets with the independent auditor to discuss the scope and results of the examination. Additionally, the Internal Auditor of the Bank reports to the Audit Committee. During 1999, the Audit Committee was composed of Marion C. Bauman (Chairman), C. L. Craig, Jr., John C. Hugon and Paul B. Odom, Jr., and met four times.

   The Executive Committee has the authority to exercise all the powers of the Board of Directors during the intervals between full Board meetings, except the power to amend the Bylaws. Members of the Executive Committee in 1999 were Dennis L. Brand, Jim Daniel, K. Gordon Greer (Chairman), Robert A. Gregory, David E. Rainbolt and H. E. Rainbolt. The Executive Committee met 11 times during 1999.

   The Administrative Committee, which is a management committee of the Bank comprised of certain of its executive officers (all but three of whom are also directors and executive officers of the Company), advises and assists the Board of Directors in all matters concerning the management of the Company's business. During 1999, the members of the Administrative Committee were Jim Daniel, D. Jay Hannah, J. Ralph McCalmont, Dennis Murphy, Dale E. Peterson, David E. Rainbolt (Chairman) and Joe T. Shockley, Jr. The Administrative Committee met 12 times during 1999.

   The Compensation Committee of the Company was established to review the propriety of executive officer compensation with respect to executive officers that are also members of the Executive Committee. During 1999, the Compensation Committee was composed of J. R. Hutchens, Jr., William O. Johnstone, Melvin Moran and H. E. Rainbolt (Chairman). The Compensation Committee met once during 1999 to review the compensation of the members of the Executive Committee, although it operated on an informal basis throughout the year through discussions and actions at regular Board meetings and through conversations with management and the other directors.

   The Board of Directors as a whole administers the BancFirst Corporation Stock Option Plan (the "Stock Option Plan").

   A report from the Compensation Committee and the Board of Directors is presented under "Compensation of Directors and Executive Officers-Report of the Compensation Committee and the Board of Directors on Executive Compensation."

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors and certain officers of the Company to file reports with the Commission reflecting transactions by such persons in the Company's Common Stock. During and with respect to 1999, to the knowledge of the Company or based on information provided by such persons to the Company, all officers, directors and beneficial owners of more than 10% of the Common Stock of the Company subject to such filing requirements fully complied with such requirements, except as set forth below.

   A Form 4 "Statement of Changes in Beneficial Ownership" for T. H. McCasland, Jr., a member of the Board of Directors, reporting eight transactions, was filed late. A Form 4 "Statement of Changes in Beneficial Ownership" for C. L. Craig, Jr., a member of the Board of Directors, reporting two transactions, was filed late. A Form 4 "Statement of Changes in Beneficial Ownership" for John C. Hugon, a member of the Board of Directors, reporting one transaction, was filed late.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

   The following table sets forth certain information with respect to annual and other compensation paid or awarded to the Company's Chief Executive Officer and its four most highly compensated executive officers (including certain executive officers of the Bank) other than the Chief Executive Officer (each, a "Named Executive Officer" and collectively, the "Named Executive Officers"), for or with respect to the fiscal years ended December 31, 1999, 1998 and 1997.

                                                                    Annual                 Long-Term
                                                                 Compensation             Compensation
                                                            ------------------------    ----------------
                                                                                            Securities
                                                  Fiscal                                    Underlying        All Other
       Name and Principal Position                 Year       Salary         Bonus           Options         Compensation
       ---------------------------                 ----       ------         -----           -------         ------------
David E. Rainbolt                                  1999      $180,000       $36,000             --             $12,000  /(1)/
     President and Chief Executive Officer         1998       175,000        35,000             --              12,266  /(1)/
                                                   1997       170,000        34,000             --              11,150  /(1)/

H. E. Rainbolt                                     1999       100,000        20,000             --               9,288  /(2)/
     Chairman of the Board of Directors            1998       125,000        25,000             --              22,580  /(2)/
                                                   1997       125,000        25,000             --              22,935  /(2)/

Jim Daniel                                         1999       205,000        30,750             --               7,200  /(1)/
     Vice Chairman                                 1998       200,000        30,000             --                  --
                                                   1997        15,385            --           30,000                --

K. Gordon Greer                                    1999       127,750        25,550             --              11,866  /(1)/
     Vice Chairman                                 1998       124,000        24,800             --              11,101  /(1)/
                                                   1997       120,000        24,000             --              68,498  /(3)/

Robert A. Gregory                                  1999       185,000        37,000             --              12,000
     Vice Chairman                                 1998       150,000        30,000             --              12,266  /(1)/
                                                   1997       145,000        29,000             --              11,150  /(1)/

_____________________

(1) Consists of contributions by the Company to the ESOP for the benefit of the Named Executive Officer.
(2) Consists of contributions by the Company to the ESOP for the benefit of the Named Executive Officer of $9,288, $9,200 and $9,055 for 1999, 1998 and 1997, respectively, and the increase in cash value in excess of premiums paid by the Company on a split-dollar life insurance policy of $13,380 and $13,880 for 1998 and 1997, respectively.
(3) Consists of payments made on behalf of the Named Executive Officer with respect to club membership dues and real estate commissions payable in connection with the sale of a residence.

Option Grants

   No stock options were granted during the year ended December 31, 1999 to the Named Executive Officers.

Fiscal Year End Option Values

   The following table sets forth certain information regarding outstanding options granted under the Stock Option Plan and held by the Named Executive Officers on December 31, 1999. For the purposes of this table, the "value" of an option is the difference between the market value at December 31, 1999 of the shares of Common Stock subject to the option and the aggregate exercise price of such option.

   During 1999, no outstanding options were repriced by the Company.

                                                                     Number of                   Value of Unexercised
                                                                Unexercised Options at          In-the-Money Options at
                                                                  December 31, 1999              December 31, 1999 (2)
                                                            -------------------------------  -------------------------------
                                  Option       Value
         Name                   Exercises    Received/(1)/   Exercisable     Unexercisable    Exercisable     Unexercisable
         ----                   ---------    --------        -----------     -------------    -----------     -------------
David E. Rainbolt...........          --      $      --              --                --      $      --       $        --

H. E. Rainbolt..............      20,000        587,500              --                --             --                --

Jim Daniel..................          --             --              --            30,000             --            31,890

K. Gordon Greer.............          --             --          30,000                --        249,390                --

Robert A. Gregory...........      10,000        315,000          10,000             5,000        206,880            69,690

___________________

(1) Value received is the difference between the fair market value at the repurchase date and the aggregate exercise price of the repurchased option.
(2) Based on the December 31, 1999 closing price of the Company's Common Stock of $33.938.

Compensation of Directors

   Each member of the Board of Directors receives a fee of $500 per quarter.

   During 1999, the Compensation Committee shared responsibility with the Board of Directors for the development and implementation of the Company's executive compensation policies. The Board of Directors delegated to the Chief Executive Officer and the Chairman of the Board the responsibility for determining the compensation of all executive officers other than the members of the Executive Committee, the compensation for whom is determined by the Compensation Committee. During 1999, the Executive Committee was composed of Dennis L. Brand, Jim Daniel, K. Gordon Greer (Chairman), Robert A. Gregory, David E. Rainbolt and H. E. Rainbolt, all of whom are directors or executive officers of the Company. During such period, the Compensation Committee was composed of J.
R. Hutchens, Jr. and Melvin Moran, neither of whom are officers or employees of the Company or its subsidiaries; H. E. Rainbolt, Chairman of the Board of Directors of the Company; and William O. Johnstone, Vice Chairman.

   The Company purchases supplies and services from certain companies owned by Pickard Limited Partnership, a family partnership of which David E. Rainbolt is the general partner, and H. E. Rainbolt is a limited partner. During 1999, the Company's purchases of supplies, furniture and equipment from such entities totaled approximately $109,000. The Company also sold credit life and credit accident and health insurance policies for one of these companies. The Company retained a 40% commission for such sales, which is the maximum amount permitted by law, and remitted net premiums totaling approximately $880,000 for 1999.

Report of the Compensation Committee and the Board of Directors on Executive Compensation

   The report of the Compensation Committee and the Board of Directors appearing below and the information herein under "Company Performance" shall not be deemed "soliciting material" or to be "filed" with the Commission or subject to the Commission's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Act or the Exchange Act.

To our Stockholders:

   During 1999 the Compensation Committee of the Board of Directors was comprised of J. R. Hutchens, Jr., Melvin Moran, William O. Johnstone and H. E. Rainbolt (Chairman). Messrs. Hutchens and Moran are nonemployee directors of the Company. The Compensation Committee has primary responsibility for determining the compensation of those executive officers who are members of the Executive Committee, which includes the Chief Executive Officer. During 1999 the Executive Committee was comprised of Dennis L. Brand, Jim Daniel, K. Gordon Greer (Chairman), Robert A. Gregory, David E. Rainbolt and H. E. Rainbolt. During 1999, the compensation of all other executive officers was determined by the Chief Executive Officer and the Chairman of the Board, pursuant to authority delegated to them by the Board of Directors, and in consultation with the budget committee for the relevant operational area, together with appropriate supervisory personnel.

   The executive compensation policy of the Company is to provide a compensation program that will attract, motivate and retain the high-caliber executives necessary to achieve the Company's business strategies, while at the same time ensuring that an appropriate relationship exists between executive compensation and the creation of stockholder values. Each of the Compensation Committee and the Chief Executive Officer and the Chairman of the Board applies this philosophy in determining the compensation of the Company's executive officers with respect to salary, bonuses and stock options.

   Each compensation element supports the Company's mission, values and culture. The compensation principles that link the individual elements into an integrated compensation strategy are as follows: (i) competitive compensation within industry and peer companies; (ii) individual compensation correlated with personal performance and stockholder value creation; and (iii) a compensation structure that directly aligns the executives with the interests and concerns of stockholders. Additionally, each executive officer's level of responsibility is considered in setting executive compensation, meaning that the Company generally pays greater compensation to persons having higher levels of responsibility.

   The Company's executive officers are paid base salaries that the Compensation Committee and the Chief Executive Officer and the Chairman of the Board have determined to be fair for their assigned responsibilities in comparison with similar positions in other public companies in the banking industry. Each of the Compensation Committee and the Chief Executive Officer and the Chairman of the Board periodically uses surveys to assist it in establishing the base salaries of the executives over which such committee or officer has responsibility for setting compensation. The Compensation Committee and the Chief Executive Officer and the Chairman of the Board make these comparisons in an effort to determine whether the Company's executive compensation is reasonable and remains competitive enough to allow the Company to retain skilled executives. The Compensation Committee and the Board of Directors believe that the compensation paid to the Company's executive officers is in the median range of compensation of executive officers of companies to which these comparisons are made. In addition to making such comparisons and considering levels of responsibility, the Compensation Committee and the Board of Directors consider individual performance and the Company's performance in terms of stock price, earnings and cash flow. However, the determination of base salaries is not strictly tied to performance criteria, and in determining base salary levels, the Company believes that it affords approximately equal weight to each of the factors described herein.

   The Company's executive officers, including the Chief Executive Officer, participate in an Incentive Bonus Program. Bonus amounts earned are based on the attainment of budgeted earnings and asset quality goals, and can be in amounts of up to 20% of the executive officer's base salary, depending upon an objective review of the degree of attainment of such goals, as well as both an objective and subjective review of the respective executive officer's contribution thereto. Individual goals in each case are established by the Compensation Committee or the Chief Executive Officer and Chairman, as appropriate.

   The Company's executive officers also are eligible to participate in the Company's Stock Option Plan. Stock options provide executives the opportunity to acquire an equity interest in the Company and to share in the appreciation of the stock's value, thereby aligning their interests with those of the stockholders. The Plan currently is administered by the Board of Directors. In determining option grants, the Board does not take into account the amount and value of options currently held, and the Company does not have a target ownership level of equity holdings by its executives. During 1999, stock options for 121,000 shares were granted to employees of the Company, at varying exercise prices equal to the fair market value of the Common Stock on the date of grant). No stock options were granted to any of the Named Executive Officers in 1999.

   In general, the Chief Executive Officer's compensation is determined by the Compensation Committee in the same manner as that of the other senior executives who are members of the Executive Committee, as described above. The Compensation Committee believes that the compensation paid to David E. Rainbolt, the Company's President and Chief Executive Officer, is in the median range of compensation of the chief executive officers of companies to which the comparisons are made. For 1999, the base salary of the Chief Executive Officer was set at $180,000, an increase of $5,000 over the 1998 base salary. Mr. Rainbolt also received a bonus of $36,000 in 1999. In making decisions regarding CEO compensation, the Compensation Committee took into account results of operations of the Company, conditions in the banking industry as a whole and Mr. Rainbolt's contributions to the Company.

   The Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1 million. This was not applicable to the Company for the fiscal year ended December 31, 1999. However, the Compensation Committee and the Board of Directors intend to monitor executive compensation levels and adopt policies, as necessary, to obtain maximum deductibility of executive compensation while providing motivational and competitive performance-based compensation. The Compensation Committee and the Board of Directors will continue to monitor the tax regulations to determine if any executive compensation program changes are necessary.

   This report is respectfully submitted by the members of the Compensation Committee and the Board of Directors, as well as by its Chief Executive Officer and the Chairman of the Board:

   Compensation Committee:               Board of Directors:
   J. R. Hutchens, Jr.         Marion C. Bauman         William O. Johnstone
   William O. Johnstone        C. L. Craig, Jr.         J. Ralph McCalmont
   Melvin Moran                Jim Daniel               T. H. McCasland, Jr.
   H. E. Rainbolt              K. Gordon Greer          Melvin Moran
                               Robert A. Gregory        Paul B. Odom, Jr.
   Chief Executive Officer:    John C. Hugon            David E. Rainbolt
   David E. Rainbolt           J. R. Hutchens, Jr.      H. E. Rainbolt
                                                        Joe T. Shockley, Jr.
   Chairman of the Board:
   H. E. Rainbolt

Company Performance

   Presented below is a line graph which compares the percentage change in the cumulative total return on the Company's Common Stock to the cumulative total return of the Nasdaq Stock Market (U.S. Companies) Index and the Nasdaq Bank Stock Index, both as compiled by the University of Chicago Center for Research in Security Price ("CRSP"). The period presented is from April 1, 1993, the date of the Company's initial public offering of its Common Stock, through December 31, 1999. The graph assumes an investment on April 1, 1993 of $100 in the Company's Common Stock and in each index, and that any dividends were reinvested. The values presented for each quarter during the period represent the cumulative market values of the respective investments.

                             [GRAPH APPEARS HERE]

BANCFIRST CORPORATION
1999 COMPANY PERFORMANCE GRAPH DATA

                                 NASDAQ       NASDAQ
          MONTH     BFC           BANKS       MARKET
          -----     ---           -----       ------
          12/94           100          100            100
          3/95    105.1583051  109.4842949    108.9505668
          6/95    103.5310744  120.8980081    124.6225443
          9/95    128.2275592  136.4865765    139.6340765
          12/95   126.5982538  149.0015655    141.3348764
          3/96    147.9329944  154.8705949    147.9515973
          6/96    146.3116956  157.4457898    160.0056434
          9/96    166.8184438  174.2255679     165.704693
          12/96   185.6319426  196.7340617    173.8921695
          3/97    199.3636448  211.4974019    164.4627288
          6/97     228.445542  246.0953634    194.5900741
          9/97    225.1344145  290.2313304    277.5211424
          12/97   229.5002178  329.3871994    213.0731356
          3/98    271.4469489  348.1730065    249.3645004
          6/98    317.6820912  341.0598894    256.2147285
          9/98    249.4575554  287.9142795    231.3713543
          12/98   245.3039671  327.1146992    300.2478203
          3/99    238.6023235  313.9893245    335.8566568
          6/99    234.4637872  336.9866265    367.4680614
          9/99    215.7669868  306.6871794    375.8481508
          12/99   232.6175021  314.4240057    542.4304386


                         TRANSACTIONS WITH MANAGEMENT

   BancFirst has made loans in the ordinary course of business to certain directors and executive officers of the Company and to certain affiliates of these directors and executive officers. None of these loans outstanding are classified as nonaccrual, past due, restructured or potential problem loans. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

   Marion C. Bauman, a director of the Company, is a partner of Craig & Bauman, a law firm located in Norman, Oklahoma which specializes in banking and tax matters. From time to time Mr. Bauman and/or his firm has performed legal services for the Company.

                            INDEPENDENT ACCOUNTANTS

   The Board of Directors has selected the firm of Arthur Andersen LLP as independent accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 1999. Arthur Andersen LLP is the accounting firm that examined and reported on the Company's financial statements for the last fiscal year. It is expected that representatives of the firm will be present at the Annual Meeting to answer appropriate questions directed to them. The Board of Directors recommends that you vote "FOR" the ratification of the selection of Arthur Andersen LLP as independent accountants for the ensuing year.

                                 ANNUAL REPORT

   The Company's Annual Report to Stockholders for the year ended December 31, 1999 accompanies this Proxy Statement. No parts of the Annual Report are incorporated by reference into this Proxy Statement and the Annual Report is not deemed to be a part of the proxy soliciting material.

   The Company's annual report on Form 10-K for the year ended December 31, 1999 (other than the exhibits thereto) is available upon written request without charge. Such requests should be directed to: Randy Foraker, Senior Vice President and Controller, BancFirst Corporation, 101 North Broadway, Oklahoma City, Oklahoma 73102.

                           PROPOSALS OF STOCKHOLDERS

   Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders will be considered by the Board of Directors if the written proposal, complying with the requirements established by the Commission, is received at the Company's principal executive offices at 101 North Broadway, Oklahoma City, Oklahoma 73102, no later than February 23, 2001.

                                 OTHER MATTERS

   The management of BancFirst does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, it is the intent of the persons named in the proxy to vote all proxies with respect to such matter in accordance with the recommendations of the Board of Directors.

                                   P R O X Y

BANCFIRST CORPORATION                              PROXY/VOTING INSTRUCTION CARD
Oklahoma City, Oklahoma

   This proxy is solicited on behalf of the Board of Directors for the Annual
                            Meeting on May 25, 2000.

The undersigned hereby appoints David E. Rainbolt and Randy P. Foraker as Proxies, each with the power to appoint his substitute and each with full power to act without the other, and hereby authorizes them to represent and vote all shares of Common Stock of the undersigned of BancFirst Corporation ("Company"), an Oklahoma corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the BancFirst Corporation headquarters, Second Floor, 101 N. Broadway (the corner of Main Street and Broadway), Oklahoma City, Oklahoma 73102, on Thursday, May 25, 2000, at 9:00 a.m., and at any and all adjournments thereof as follows:

1.ELECTION OF CLASS II DIRECTORS
  [_] FOR all nominees listed below           [_] WITHHOLD AUTHORITY to vote for
  (except as marked to the contrary below).   all nominees listed below.
  Jim Daniel, Robert A. Gregory, J.R. Hutchens, Jr., T.H. McCasland, Jr., Paul
  B. Odom, Jr., H.E. Rainbolt
Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

--------------------------------------------------------------------------------

Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage paid envelope.

Change of Address and/or Comments: _____________________________________________
 (If you have written in the above space, please mark the "Comments" box on the reverse of this card.)

             (Continued and to be signed and dated on reverse side)

                                   P R O X Y

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

2. RATIFICATION OF ACCOUNTANTS
     [_] FOR ratification of Arthur Andersen  [_] WITHOLD AUTHORITY to vote for
     as independent accountants               ratification of Arthur Anderson
                                              as independent accountants.
3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
This Proxy also provides voting instructions for shares of Common Stock held in the BancFirst Corporation Employee Stock Ownership and Thrift Plan.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on May 25, 2000, and the Proxy Statement furnished therewith.
The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.
[_] Change of Address and Comments on Reverse Side

                                       -----------------------------------------
                                       -----------------------------------------
                                       SIGNATURE(S)                     DATE
                                       Please date, sign exactly as name appears herein, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by authorized person. In the case of joint ownership, each joint owner must sign.